Exhibit 10.1

Consulting Agreement

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of 11/05/2016 (the “Effective Date”), by and between Forge Innovation Development Corp. (the “Company”) and Speedlight Consulting Services Inc. (the “Consultant”). The parties (collectively, the “Parties”) hereto hereby agree as follows:

1. Services

The Company hereby engages the Consultant, and the Consultant accepts such engagement, on a non-exclusive basis during the Term (as defined in “Term and Termination”) to provide certain consultation services for the Company (the “services”).

The Consultant will provide services to the Company which may include:

-	Coordinate with Legal Counsel, Transfer Agent, Broker Dealer/Market Maker and OTC market to finish the process of quoted for the Company (OTCQB)
-	Coordinate with Accounting (for financial statement consolidation, MD&A and footnotes), Auditing firm and Legal Counsel to review/compose the financials, footnotes and MD&A for quarterly, annually, S-1 and 8K filings
-	Assessments, interviews and other inquiries to properly ascertain areas where financial practices can be improved
-	Training, mentoring and other guidance to enhance the effectiveness and efficiency of Company personnel in the area of financial management.

The scope of services will be subject to change from time to time as agreed to between the Consultant and the Company. The services will also be rendered from the Consultant’s location subject to change as necessary to properly service the Company. The Consultant will perform the services in a competent and professional manner.

2. Term and Termination

This Agreement will commence on the effective date set forth and continue for a period of Ten months from the effective date. The Company may at its option agree to renew, extend and revise this Agreement prior to its expiration. However, if the quoted process cannot be finished within ten-month period, the Company and the Consultant agree the services to be continued as follows:

1). If the delay was caused by the Company without any reasonable ground, the Consultant shall have the right to choose to continue or terminate the services at any time. If the service was terminated, all the unpaid compensation (3,000,000 shares of Company’s rule 144 restricted stock) shall be issued to the Consultant immediately. However, if the Consultant agrees to continue the services, additional fees may be charged from the Company for service performed.

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2). If the delay was not caused by the reason of the Company, the Consultant agrees to extend the services without any additional fees until the Company is quoted on OTC market. However, the Consultant’s services cannot be delayed for any reason of the Company during the extension period unless agreed by the Consultant; otherwise, the Company shall issue the unpaid compensation (3,000,000 shares of Company’s rule 144 restricted stock) to the Consultant immediately.

3. Compensation

The Company agrees to pay the Consultant 3,000,000 shares of the Company’s Rule 144 Restricted Stock for the consulting service compensation of the contract period. However, the Consultant’s compensation WILL NOT include the fees of the Company to retain the services of Legal Counsel, Transfer Agent, Broker Dealer/Market Maker, OTC market, Accounting and Auditing firms for the purposes of quoted on the OTC market (OTCQB).

The compensation will be followed as below schedule.

a.	2,000,000 shares shall be issued to the Consultant on the date of service completion (quoted on OTC Market). However, if the services cannot be finished within the ten-month period, the Company and the Consultant agree to accept the terms and conditions which are fully described in the item “2. Term and Termination” section. Consultant also agrees to a legend being placed on the 2,000,000 shares stock certificate restricting any sales or transfers for ONE year from the 2,000,000 shares being issued to the Consultant.
b.	1,000,000 shares shall be issued to the Consultant on the date of service completion (quoted on OTC Market). However, if the services cannot be finished within the ten-month period, the Company and the Consultant agree to accept the terms and conditions which are fully described in the item “2. Term and Termination” section. Consultant also agrees to a legend being placed on the 1,000,000 shares stock certificate restricting any sales or transfers for TWO years from the 1,000,000 shares being issued to the Consultant.

4. Confidential Information

Both parties acknowledge that there is an exchange of confidential and proprietary information associated with this Agreement. Confidential and proprietary information may include documents, communications, plans, processes, formulations, data, know-how, financial information, techniques, methods, customers, suppliers, partners, patents, trademarks, designs, and other forms of tangible or intangible artifacts owned by the Company. Confidential and proprietary information does not include information within the public domain, information that has been publicly known prior to the execution of this Agreement, or information that the Consultant developed independent of any confidential information.

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The Consultant will not divulge, disseminate, publish or otherwise disclose any information without the prior consent of the Company. The Consultant will not use any information for purposes other than the performance of services described in this Agreement. The Company agrees to not disclose confidential information to the Consultant except to the extent that the Consultant requires this information to fulfill the obligations within this Agreement.

If the Company has any concerns over the sharing of sensitive information and requires additional control measures, the Consultant will establish secured means of information sharing that are mutually agreeable to both parties. These control measures may include restricting who can copy, print, or change documents during the course of the engagement.

5. Indemnification

The Consultant, on one hand, and the Company, on the other hand, shall indemnify, defend and hold harmless the other, each of their affiliated and parent companies, and their respective officers, directors, employees, attorneys and agents harmless from suits, actions, damages, liability, losses, expenses and causes of action of every nature whatsoever arising from or related to (a) any breach of any representation warranty or covenant made by such Party, (b) the services to be performed by such Party pursuant to this Agreement, and/or (c) the negligence or willful misconduct of such Party.

6. Relationship of Parties

The parties agree that this Agreement creates an independent contractor relationship, not an employment relationship. Neither Party is, nor shall claim to be, a legal agent, representative, partner, or employee of the other and neither shall have the right or authority to contract in the name of the other, nor shall it assume or create any obligations, debts, accounts or liabilities for the other.

7. Role of the Consultant

The Consultant will not make management decisions on behalf of the Company. The role of the Consultant shall be advisory in nature with no perceived conflicts of interest prior to, during or after the engagement with the Company.

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8. Miscellaneous

(a)       Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:

Forge Innovation Development Corp.

17700 Castleton Street, Suite 469

City of Industry, CA 91748

If to the Consultant:

Speedlight Consulting Services Inc.

Address: 1108 W Valley Blvd. Suite 6-10, Alhambra CA 91803

Phone: 626-872-9451

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, fax, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(b)       Entire Agreement. This Agreement constitutes the entire Agreement between the Parties with regard to the subject matter hereof and supersedes all previous writing and communications regarding the subject matter hereof.

(c)       Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.

(d)       Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

(e)        Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns, whether or not any such person shall have become a Party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof. This Agreement may not be assigned by the Consultant without the prior written consent of the Company; except that the Consultant shall have the right to assign this Agreement to any entity which is controlled by the Consultant and provided, further, that the Consultant shall be the sole Party responsible for providing the Services hereunder.

(f)        Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

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(g)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without resort to principles of conflict of laws.

(h)       Arbitration. Any controversy between or among the Parties involving any claim arising out of or relating to this Agreement or the other Agreements or documents contemplated herein shall be finally settled by arbitration in Los Angeles County, California, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator shall have the power to issue any award, judgment, decree or order of relief that a court of law or equity could issue under such applicable law and any such award, judgment, decree or order of relief shall be in compliance with California law.

(i)         Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing Party shall be entitled to actual attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such Party may be entitled.

(j)         Chinese Version of Agreement. This Agreement may be translated into Chinese as an accommodation. In the event of any conflict between any provision of the English and Chinese language versions of this Agreement, the provisions of the English language version shall govern.

(k)       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Forge Innovation Development Corp. (“Company”)

By	/s/ Patrick S. Liang

Name: Patrick S. Liang

Title: President

Speedlight Consulting Services Inc. (“Consultant”)

By	/s/ Henry Pang

Name: Henry Pang

Title: CEO

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